UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 19, 2011

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

773 San Marin Drive, Suite 2215

Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2011, the Company purchased 150,000 options from its Chief Executive Officer, Charles F. Willis, IV, pursuant to an Option Cancellation Agreement dated as of such date. The purchase price per option was equal to $7.25, an amount equal to the closing price of the Company’s common stock as of August 18, 2011 less the exercise price per share of the options purchased. All of these options had an expiration date of October 12, 2011. The Company’s purchase of Mr. Willis’ options was approved by the compensation committee of the Company’s Board of Directors (all of whom are independent) and was effected by the Company primarily to avoid the potentially depressing impact on the price of the Company’s common stock resulting from the exercise of such options by Mr. Willis followed by sales of stock by Mr. Willis to pay the income taxes associated with such exercise. A copy of the Option Cancellation Agreement with Mr. Willis is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements & Exhibits

The Company hereby files the following exhibit pursuant to Item 1.01, “Entry into a Material Definitive Agreement” and Item 5.02, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers”.

Exhibit No.	Description

10.1	Option Cancellation Agreement dated August 19, 2011 between the Company and Charles F. Willis, IV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 25, 2011

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Bradley S. Forsyth
Bradley S. Forsyth
Senior Vice President and
Chief Financial Officer